Exhibit 99.8

[LETTERHEAD OF RBC CAPITAL MARKETS, LLC]

The Board of Directors

NetScout Systems, Inc.

310 Littleton Road

Westford, Massachusetts 01886

The Board of Directors:

We understand that NetScout Systems, Inc. (“NetScout”) has determined to include our opinion letter, dated October 12, 2014, to the Board of Directors of NetScout in its Registration Statement on Form S-4 and that such opinion letter also will be included in the Registration Statement on Form S-4/Form S-1 of Potomac Holding LLC (“Potomac”), in each case solely because such opinion letter is included in NetScout’s proxy statement to be delivered to NetScout’s stockholders in connection with the proposed transaction involving NetScout and Potomac.

In connection therewith, we hereby consent to the inclusion of our opinion letter as Exhibit 99.7 to, and reference thereto under the heading “THE TRANSACTIONS — Opinion of NetScout’s Financial Advisor” in the prospectuses which form a part of, the Registration Statements. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statements within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ RBC Capital Markets, LLC
RBC CAPITAL MARKETS, LLC

December 3, 2014